UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 18, 2013

SKY PETROLEUM, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-99455	32-0027992
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Congress Avenue, Suite 1540, Austin, Texas, 78701
 (Address of principal executive offices)              (Zip Code)

Registrant’s telephone number, including area code: (512) 687-3427

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

Effective January 18, 2013, Sky Petroleum, Inc.. (the “Company”) entered into a Note Purchase Agreement with one accredited investor outside the United States in connection with the sale of 8% Convertible Promissory Notes, due January 8, 2014 (the “Notes”), in the principal amount of US$150,000.  The Notes are convertible into shares of common stock of the Company (“Common Shares”) at a conversion price of US$0.25 per share (the “Conversion Price”) and interest on the Notes is payable in cash or, at the option of the Company, in-kind in shares of common stock of the Company at the Conversion Price.  Mark Rachovides, a director of the Company, was the investor.  The Note Purchase Agreement contained customary representations and warranties.  The offer and sale of the Note is the first part of an offer of Notes outside the United States to raise up to US$1,000,000 (the “Offering”).

The foregoing description of the Note Purchase Agreement is qualified in its entirety by reference to the full-text of the agreement, a copy of which is filed as Exhibit 10.1.

Item 2.03.  Creation of a Direct Financial Obligation

Effective January 18, 2013, the Company issued Notes, due January 8, 2014 (the “Notes”), in the aggregate principal amount of US$150,000 in connection with the Offering.  Principal and accrured interest under the Notes are due and payable on January 8, 2014 (the “Maturity Date”).  The Notes are convertible into Common Shares at the Conversion Price.  Interest on the Notes shall accrue at a rate equal to eight percent (8%) per annum and interest on the Notes is payable on the Maturity Date in cash or, at the option of the Company, in-kind in shares of common stock of the Company at the Conversion Price.

Default Interest shall increase to eighteen percent (18%) per annum commencing immediately upon an Event of Default.  Default Interest shall be paid in cash.  An “Event of Default” is deemed to occur upon:

(a)	failure to pay principal and interest on any of the Notes when due;

(b)
proceedings are commenced for the winding-up, liquidation or dissolution of the Company, unless the Company in good faith actively and diligently contests such proceedings, decree, order or approval, resulting in a dismissal or stay thereof within 60 days of commencement;

(c)
a decree or order of a court of competent jurisdiction is entered adjudging the Company to be bankrupt or insolvent, or a petition seeking reorganization, arrangement or adjustment of or in respect of the Company is approved under applicable law relating to bankruptcy, insolvency or relief of debtors;

(d)
the Company makes an assignment for the benefit of its creditors, or petitions or applies to any court or tribunal for the appointment of a receiver or trustee for itself or any substantial part of its property, or commences for itself or acquiesces in any proceeding under any bankruptcy, insolvency, reorganization, arrangement or readjustment of debt law or statute or any proceeding for the appointment of a receiver or trustee for itself or any substantial part of its property, or suffers any such receivership or trusteeship; or

(e)	a resolution is passed for the winding-up or liquidation of the Company.

The Holder shall have the right, at its sole option, to declare this Note immediately due and payable, irrespective of the stated Maturity Date, upon an Event of Default.

The foregoing description of the Notes is qualified in its entirety by reference to the full-text of the agreement, a copy of which is filed as Exhibit 10.2.

Item 3.02.  Unregistered Sales of Equity Securities

The Notes are being offered by the Company in a non-brokered private placement to non-U.S. persons outside of the United States in off-shore transactions.  The Notes were not registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the laws of any state of the United States, and are “restricted securities” (as defined in Rule 144(a)(3) of the Securities Act).  The Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The Notes were placed pursuant to exclusions from the registration requirements of the Securities Act pursuant to Rule 903 thereunder, such exclusions being available based on information obtained from the private placement investors.

Item 8.01.  Other Events

The proceeds of the Offering will be primarily used for the development of the Production Sharing Contract (“PSC”) with respect to the three exploration blocks, Four, Five and Dumre and to pay certain fees, expenses and obligations in connection with the arbitration related to the dispute with the Ministry of Economy, Trade, and Energy of Albania, acting by and through AKBN regarding the Company’s PSC.

Item 9.01                      Exhibits.

Exhibit	Description
10.1	Form of Note Purchase Agreement
10.2	Form of 8% Convertible Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKY PETROLEUM, INC.
January 25, 2013	By: /s/ Michael Noonan Michael Noonan Chief Financial Officer